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                                 Exhibit 23.1



                      Consent of Independent Accountants
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     We consent to the incorporation by reference in the registration statement of Individual, Inc. on Form S-8 of our report dated January 30, 1996, except as to the information in Note N, for which the date is March 4, 1996, on our audits of the consolidated financial statements of Individual, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report appears in the Prospectus which is part of the registration statement (No. 333-00792) on Form S-1, as amended.


                              /s/ Coopers & Lybrand L.L.P.
                              COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
July 8, 1996